Exhibit 2.4

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) dated as of July 16, 2013, is by and among Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Spectrum”), Talon Therapeutics, Inc., a Delaware corporation (“Talon”), Deerfield Private Design Fund, L.P. (“Deerfield Private Design Fund”), Deerfield Special Situations Fund, L.P., a limited partnership organized under the laws of Delaware (“Deerfield Special Situations Fund”), Deerfield Special Situations Fund International Limited, a company organized under the laws of the British Virgin Islands (“Deerfield International”) and Deerfield Private Design International, L.P., a limited partnership organized under the laws of the British Virgin Islands (“Deerfield Private Design International” and, together with Deerfield Private Design Fund, Deerfield Special Situations Fund and Deerfield International, the “Lenders”).

RECITALS:

WHEREAS, Talon and the Lenders are party to a Facility Agreement, dated as of October 30, 2007 and amended as of June 7, 2010 and January 9, 2012 (the “Facility Agreement”), pursuant to which (i) Deerfield Private Design Fund owns $8,777,083 aggregate principal amount of promissory notes issued by Talon (the “Deerfield Private Design Fund Notes”), (ii) Deerfield Special Situations Fund owns $1,617,917 aggregate principal amount of promissory notes issued by Talon (the “Deerfield Special Situations Fund Notes”), (iii) Deerfield International owns $2,965,417 aggregate principal amount of promissory notes issued by Talon (the “Deerfield International Notes”) and (iv) Deerfield Private Design International owns $14,139,583 aggregate principal amount of promissory notes issued by Talon (the “Deerfield Private Design International Notes” and, together with the Deerfield Private Design Fund Notes, the Deerfield Special Situations Fund Notes and the Deerfield International Notes, the “Notes”);

WHEREAS, pursuant to the Stock Purchase Agreement (as amended from time to time in accordance with its terms, the “Purchase Agreement”), dated as of the date hereof, by and among Spectrum, Eagle Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Spectrum (“Merger Sub”), the Lenders and certain other parties thereto, among other things, at the Closing, Merger Sub will acquire various shares of Talon common stock, $0.001 par value, of the Lenders and certain other parties;

WHEREAS, concurrently with the Closing, pursuant to this Agreement, among other things, each Lender’s rights under the Notes shall be cancelled in exchange for the issuance of 957,500 shares of Spectrum’s common stock, $0.001 par value (“Spectrum Common Stock”) to Deerfield Private Design Fund (the “Deerfield Private Design Fund Shares”), 176,500 shares of Spectrum Common Stock to Deerfield Special Situations Fund (the “Deerfield Special Situations Fund Shares”), 323,500 shares of Spectrum Common Stock to Deerfield International (the “Deerfield International Shares”) and 1,542,500 shares of Spectrum Common Stock to Deerfield Private Design International (the “Deerfield Private Design International Shares” and, together with the Deerfield Private Design Fund Shares, the Deerfield Special Situations Fund Shares and the Deerfield International Shares, the “Exchange Shares”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Lenders and Spectrum are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which Spectrum has agreed to provide certain registration rights with respect to the Exchange Shares, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and applicable state securities laws;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Closing” shall have the meaning ascribed to such term in the Purchase Agreement.

“Closing Date” shall have the meaning ascribed to such term in the Purchase Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Documents” shall have the meaning ascribed to such term in the Facility Agreement.

“Interest Agreement” shall mean the Agreement, dated as of June 27, 2013, between the Lenders and Talon.

“Lien” shall mean any lien, levy, charge, assessment, assignment, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Payment Amount” shall mean $675,332.19.

“Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Security Agreement” shall mean the Security Agreement, dated as of October 30, 2007, by Talon in favor of the Lenders, which Security Agreement is one of the Financing Documents.

ARTICLE II.

EXCHANGE

Section 2.01. Lender Exchange. Subject to the terms and conditions hereof (including without limitation Section 5.03 hereof), each Lender is agreeing to cancel its Notes and to return its originally executed Notes to Spectrum concurrently with the Closing in exchange for the issuance by Spectrum concurrently with the Closing of the Exchange Shares and the payment set forth below, as follows (the “Exchange”, and the date of the Exchange, the “Exchange Date”):

(a) Closing. The consummation of the Exchange shall occur concurrently with the Closing.

(b) Consideration. Pursuant to the Exchange, Spectrum shall issue the applicable Exchange Shares to each Lender in consideration for such Lender’s exchange of its originally executed Notes duly marked as cancelled. Notwithstanding anything herein to the contrary, each Lender hereby agrees that, upon and subject to the consummation of the Exchange, (i) in accordance with Section 7.10(a) of the Facility Agreement, all amounts payable under the Financing Documents and the Interest Agreement shall be, and shall be deemed for all purposes, fully paid in accordance with the provisions thereof and (ii) in accordance with Section 7 of the Security Agreement, all Obligations (as such term is defined in the Security Agreement) shall be, and shall be deemed for all purposes, paid and satisfied in full.

(c) Delivery. On the Exchange Date, (i) Spectrum shall issue to the Lenders duly issued, fully paid and nonassessable Exchange Shares and shall deliver certificates representing the Exchange Shares to the Lenders on such date, (ii) Talon shall, and Spectrum shall cause Talon to, pay to the Lenders an amount equal to the Payment Amount and (iii) the Lenders shall deliver their originally executed Notes to Spectrum for cancellation. For the avoidance of doubt, as of the Exchange (i) each Lender’s rights under its Notes shall be extinguished, (ii) each Lender shall be deemed for all corporate purposes to have become the holder of record of its Exchange Shares without any further action by any party, and (iii) all of Lenders’ rights under the Financing Documents and the Interest Agreement shall be, and shall be deemed for all purposes, fully paid and satisfied, and all Financing Documents and the Interest Agreement shall be, and shall be deemed for all purposes, canceled and no longer in force or effect. The Lenders hereby consent to Talon, Spectrum or Merger Sub filing and/or recording, at or after the Closing, UCC-1 termination statements and similar instruments evidencing the payment, satisfaction and cancellation of such Financing Documents and the Interest Agreement.

(d) Transaction. The parties hereto hereby agree that this Agreement and the Exchange contemplated hereby are intended to be part of, and pursuant to, the Purchase Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Lenders. Each Lender hereby represents and warrants to each of Talon and Spectrum as of the date of this Agreement and immediately prior to the Closing as follows:

(a) Organization and Good Standing. Such Lender is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authority. Such Lender has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of this Agreement and the Registration Rights Agreement by such Lender and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Lender and no further action is required in connection herewith or therewith.

(c) Valid and Binding Agreement. This Agreement and the Registration Rights Agreement have been duly executed by such Lender and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of such Lender, enforceable against such Lender in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Non-Contravention. The execution and delivery of this Agreement and the Registration Rights Agreement by such Lender and the performance by such Lender of its obligations hereunder and thereunder does not and will not (i) violate any provision of such Lender’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Lender is subject, or by which any property or asset of such Lender is bound or affected, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any court or other federal, state, local or other governmental authority or other Person, (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any permit or contract to which such Lender is a party or by which any of its properties or assets are bound, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of such Lender.

(e) Exemption. Such Lender understands that the Exchange Shares are being offered, sold, issued and delivered to it in reliance upon specific provisions of federal and applicable state securities laws, and that Spectrum is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Lenders set forth herein for purposes of qualifying for exemptions from registration under the Securities Act and applicable state securities laws.

(f) No Advertisement. Such Lender is not acquiring the Exchange Shares as a result of any advertisement, article, notice or other communication regarding the Exchange Shares published in any newspaper, magazine or similar media or on the internet or broadcast over television, radio or the internet or presented at any seminar or any other general advertisement.

(g) Knowledge; Sophistication. Such Lender has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Exchange Shares, and has so evaluated the merits and risks of such investment. Such Lender is able to bear the economic risk of their investment in the Exchange Shares and, at the present time, is able to afford a complete loss of such investment.

(h) Ownership of the Notes. As of the date hereof, such Lender is, and immediately prior to the Exchange such Lender will be, the record and beneficial owner of, and has, and as of immediately prior to the Closing will have, good and valid title to, such Lender’s Notes, free and clear of all Liens and/or claims, and has, and as of immediately prior to the Exchange will have, full and unrestricted power to dispose of and to exercise all rights thereunder and under the other Financing Documents and the Interest Agreement (other than as restricted by this Agreement), without the consent or approval of, or any other action on the part of, any other Person. Other than the transactions contemplated by this Agreement, there is no outstanding contract, vote, plan, pending proposal, or other right of any person to acquire all or any of such Lender’s Notes.

(i) No Distribution. Such Lender is acquiring the Exchange Shares for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Exchange Shares for any minimum or other specific term and reserves the right to dispose of the Exchange Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(j) Accredited Investor Status. Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(k) Transfer or Resale. Such Lender understands that except as provided in the Registration Rights Agreement: (i) the Exchange Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Lender shall have delivered to Spectrum an opinion of counsel to the effect that such Exchange Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration (including, without limitation, pursuant to a so-called “4(1) and a half transaction”), or (C) such Lender disposes of such shares pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (“Rule 144”).

Section 3.02. Representations and Warranties of Spectrum. Spectrum hereby represents and warrants to the Lenders and to Talon as of the date of this Agreement and immediately prior to the Closing as follows:

(a) Organization and Good Standing. Spectrum is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authority. Spectrum has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of this Agreement and the Registration Rights Agreement by Spectrum and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Spectrum, its board of directors and its stockholders, and no further action is required in connection herewith or therewith.

(c) Consents. Spectrum is not required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing with the Commission of one or more registration statements in accordance with the requirements of the Registration Rights Agreement, a Form D with the Commission and any other filings as may be required by NASDAQ and any state securities agencies), any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by this Agreement or the Registration Rights Agreement, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which Spectrum is required to obtain pursuant to the preceding sentence have been or shall be obtained in accordance with applicable requirements, and Spectrum is not aware of any facts or circumstances which might prevent Spectrum from obtaining or effecting any of the registration, application or filings contemplated by this Agreement or the Registration Rights Agreement. Spectrum is not in violation of the requirements of the NASDAQ Stock Market, LLC or the NASDAQ Global Select Market (“NASDAQ”), and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Spectrum Common Stock in the foreseeable future. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(d) Valid and Binding Agreement. This Agreement and the Registration Rights Agreement have been duly executed by Spectrum and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of Spectrum, enforceable against Spectrum in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e) Non-Contravention. The execution and delivery of this Agreement and the Registration Rights by Spectrum and the performance by Spectrum of its obligations hereunder and thereunder does not and will not (i) violate any provision of Spectrum’s certificate of incorporation or bylaws, (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Spectrum is subject, or by which any property or asset of Spectrum is bound or affected, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any court or other federal, state, local or other governmental authority or other Person, (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any permit or contract to which Spectrum is a party or by which any of its properties or assets are bound, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Spectrum.

(f) Issuance of Exchange Shares. The Exchange Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Spectrum. Spectrum has reserved from its duly authorized capital stock the Exchange Shares issuable pursuant to this Agreement.

(g) SEC Reports. Spectrum has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Spectrum or any of its affiliates to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Lenders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.02(h) that may be due in connection with the transactions contemplated hereby.

(i) Private Placement. Assuming the accuracy of the Lenders’ representations and warranties set forth in Section 3.01, no registration under the Securities Act is required for the offer and issuance of the Exchange Shares by Spectrum to the Lenders as contemplated hereby. The issuance and sale of the Exchange Shares hereunder does not contravene the rules and regulations of NASDAQ.

(j) Eligibility to use Form S-3. Spectrum is eligible to use the Commission’s Form S-3 for the registration of (ii) primary issuances of its own securities and (ii) the resale of the Exchange Shares, in each case, in accordance with the transaction requirements set forth in the general instructions of such Form.

(k) No Integrated Offering. Assuming the accuracy of the Lenders’ representations and warranties set forth in Section 3.01, neither Spectrum, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering and issuance of the Exchange Shares to be integrated with prior offerings by Spectrum for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable stockholder approval provisions of NASDAQ.

(l) No General Solicitation. Neither Spectrum nor any person acting on behalf of Spectrum has offered or issued any of the Exchange Shares by any form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act).

Section 3.03. Representations and Warranties of Talon. Talon hereby represents and warrants to the Lenders and to Spectrum as of the date of this Agreement and immediately prior to the Closing as follows:

(a) Organization and Good Standing. Talon is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authority. Talon has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Talon and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Talon, its board of directors and its stockholders, and no further action is required in connection herewith.

(c) Consents. Talon is not required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which Talon is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and Talon is not aware of any facts or circumstances which might prevent Talon from obtaining or effecting any of the registration, application or filings contemplated by this Agreement.

(d) Valid and Binding Agreement. This Agreement has been duly executed by Talon and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Talon, enforceable against Talon in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e) Non-Contravention. The execution and delivery of this Agreement by Talon and the performance by Talon of its obligations hereunder does not and will not (i) violate any provision of the Talon’s certificate of incorporation or bylaws, (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Talon is subject, or by which any property or asset of Talon is bound or affected, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any court or other federal, state, local or other governmental authority or other Person, (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any permit or contract to which Talon is a party or by which any of its properties or assets are bound, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Talon.

ARTICLE IV.

COVENANTS

Section 4.01. Integration. Spectrum shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale to the Lenders of the Exchange Shares in a manner that would require the registration under the Securities Act of the issuance and sale of the Exchange Shares or that would be integrated with the offer or sale to the Lenders of the Exchange Shares for purposes of the rules and regulations of NASDAQ such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

Section 4.02. Reservation of Spectrum Common Stock. As of the date hereof, Spectrum has reserved and Spectrum shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Spectrum Common Stock for the purpose of enabling Spectrum to issue Exchange Shares pursuant to this Agreement.

Section 4.03. Form D; Blue Sky Filings. Spectrum agrees to timely file a Form D with respect to the Exchange Shares as required under Regulation D promulgated under the Securities Act and to provide a copy thereof, promptly upon request of any Lender. Spectrum shall take such action as is necessary in order to obtain an exemption for, or to qualify the Exchange Shares for, issuance and sale to the Lenders at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Lender.

Section 4.04. Listing. Spectrum shall promptly secure the listing of all of the Exchange Shares upon NASDAQ (but in no event later than the Closing Date) and shall maintain such listing of all Exchange Shares from time to time issuable under the terms of this Agreement on NASDAQ. Spectrum shall use commercially reasonable efforts to maintain the Spectrum Common Stock’s listing on NASDAQ. Spectrum shall not take any action which could be reasonably expected to result in the delisting or suspension of the Spectrum Common Stock on NASDAQ.

Section 4.05. Legends.

(a) Restrictive Legend. Each Lender understands until such time as a registration statement covering the Exchange Shares under the Securities Act shall have become effective as contemplated by the Registration Rights Agreement or the Exchange Shares otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT.”

(b) Removal of Restrictive Legends. The certificates evidencing the Exchange Shares shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 4.05(a)): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the resale of such Exchange Shares by the Lender is effective under the Securities Act, or (B) following any sale of such Exchange Shares pursuant to Rule 144, or (C) if such Exchange Shares are eligible for sale under Rule 144(b)(1) (the “Unrestricted Conditions”). Each Lender agrees that the removal of the restrictive legend from the Exchange Shares in accordance with the immediately preceding sentence is predicated upon Spectrum’s reliance that (i) such Lender will dispose of such

Exchange Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such Exchange Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and (ii) if, prior to the disposition of any such Exchange Shares, Spectrum notifies such Lender that the Unrestricted Conditions have no longer been met, such Lender will agree to the placement of said restrictive legend on the certificates for such Exchange Shares until the Unrestricted Conditions have once again been met. Promptly following the Registration Effective Date (as defined below) or such other time as any of the Unrestricted Conditions have been satisfied, Spectrum shall cause its counsel to issue a legal opinion or other instruction to the Transfer Agent (if required by the Transfer Agent) to effect the removal of the legend thereunder. Spectrum agrees that following the Registration Effective Date or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 4.05, it will, no later than five (5) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Lender to Spectrum or the Transfer Agent of any certificate representing Exchange Shares, as applicable, issued with a restrictive legend (such fifth Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Lender a certificate (or electronic transfer) representing such Exchange Shares that is free from all restrictive and other legends. For purposes hereof, “Registration Effective Date” shall mean the date that the Registration Statement that Spectrum is required to file pursuant to the Registration Rights Agreement has been declared effective by the Commission.

Section 4.06. Further Documentation. Each of the parties hereto shall execute and/or deliver such other documents and agreements as are reasonably necessary to effectuate the Exchange pursuant to the terms of this Agreement, including, without limitation, any documents necessary to effectuate the release of the Liens in the Notes.

ARTICLE V.

CONDITIONS PRECEDENT

Section 5.01. Conditions to the Obligations of Spectrum and Talon. The obligation of Spectrum to consummate the Exchange is subject to the fulfillment of the following conditions, any or all of which may be waived in whole or in part by Spectrum in its sole discretion:

(a) The representations and warranties of each Lender in Section 3.01 hereof shall be true and correct in all material respects when made and as of the Closing Date with the same effect as though made at and as of such date.

(b) Each Lender shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement and under the Registration Rights Agreement on or prior to the Closing Date.

Section 5.02. Conditions to the Obligations of the Lenders. The obligation of each of the Lenders to consummate the Exchange is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Lenders, acting together, in their sole discretion:

(a) The representations and warranties of Spectrum in Section 3.02 hereof, and of Talon in Section 3.03 hereof, shall be true and correct in all material respects when made and as of the Closing Date with the same effect as though made at and as of such date; provided, however, that Spectrum’s representation in Section 3.02(j) shall be true and correct in all respects when made and as of the Closing Date with the same effect as those made at and as of such date.

(b) Spectrum shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement and under the Registration Rights Agreement on or prior to the Closing Date.

Section 5.03. Failure to Satisfy Closing Conditions by Spectrum. In the event that the Exchange does not occur as of the Closing as a result of Spectrum’s failure to satisfy any of the conditions precedent set forth in Section 5.02, then, concurrently with the Closing, (i) Spectrum shall become bound by, and assume all of Talon’s rights and obligations under, the Notes and the other Financing Documents and (ii) Spectrum shall pay to the Lenders an amount equal to the Payment Amount.

ARTICLE VI.

MISCELLANEOUS

Section 6.01. Entire Agreement. This Agreement and the Registration Rights Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both oral and written, among the Lenders and Spectrum with respect to the subject matter hereof.

Section 6.02. Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 6.03. Successors and Assigns. All of the covenants and provisions of this Agreement by or for the benefit of the Lenders, Spectrum or Talon shall bind and inure to the benefit of their respective successors and assigns. No party hereunder may assign its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Deerfield International may transfer the Deerfield International Shares to Deerfield Special Situations International Master Fund, L.P. without such consent.

Section 6.04. Notices. Any notice to be given by any party to this Agreement shall be given in writing and may be effected by facsimile, personal delivery, overnight courier, e-mail or sent by certified, United States Mail, postage prepaid, addressed to the relevant party hereto at the address or facsimile number set forth below. The date of service for any notice sent in compliance with the requirements of this Section 6.04 shall be (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, (iii) one day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding Business Day after transmission by facsimile.

For the Lenders:	Deerfield Private Design Fund, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark Facsimile: (212) 573-8111

With a copy to:	Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 Attention: Elliot Press Facsimile: (212) 940-8776

For Spectrum:	Spectrum Pharmaceuticals, Inc. 11500 South Eastern Avenue, Suite 240 Henderson, Nevada 89052 Attention: Rajesh C. Shrotriya, M.D. Facsimile: (702) 260-7405

With a copy to:	Stradling Yocca Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 Attention: Shivbir Grewal Facsimile: (949) 725-4100

For Talon:	Talon Therapeutics, Inc. 400 Oyster Point Boulevard, Suite 200 South San Francisco, California 94080 Attention: Chief Executive Officer Facsimile: (650) 588-2787

With a copy to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Attention: Peter F. Kerman Joshua M. Dubofsky Facsimile: (650) 463-2600

Section 6.05. Applicable Law; Consent to Jurisdiction. (a) As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of New York without regard to its choice or conflicts of laws principles.

(b) The parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, shall be brought exclusively in the state and federal courts sitting in The City of New York, Borough of Manhattan. With respect to any such claims, controversies or disputes, each of the Parties hereby irrevocably:

(i) submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

(ii) waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.05, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and

(iii) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.05.

(iv) Notwithstanding the foregoing in this Section 6.05, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 6.06. Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed and delivered in any number counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 6.07. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08. Specific Performance. The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.09. Effect of Headings. The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.

Section 6.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 6.11. No Commissions. No party hereto has paid or given, or will pay or give, to any person, any commission, fee or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, each party hereto has caused this Exchange Agreement to be duly executed as of the date first written above.

SPECTRUM:

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Kurt A. Gustafson
Name:	Kurt A. Gustafson
Title:	Executive Vice President and Chief Financial Officer

TALON:

TALON THERAPEUTICS, INC.

By:	/s/ Steven R. Deitcher, M.D.
Name:	Steven R. Deitcher, M.D.
Title:	Chief Executive Officer

LENDERS:

DEERFIELD PRIVATE DESIGN FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	Director

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

Execution Copy

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of July 16, 2013, is by and among Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Deerfield Private Design Fund, L.P. (“Deerfield Private Design Fund”), Deerfield Special Situation Fund, L.P., a limited partnership organized under the laws of Delaware (“Deerfield Special Situation Fund”), Deerfield Special Situations Fund International Limited, a company organized under the laws of the British Virgin Islands (“Deerfield International”) and Deerfield Private Design International, L.P., a limited partnership organized under the laws of the British Virgin Islands (“Deerfield Private Design International” and, together with Deerfield Private Design Fund, Deerfield Special Situation Fund and Deerfield International, the “Investors”).

This Agreement is made pursuant to the Exchange Agreement, dated as of the date hereof, by and among the Company, Talon Therapeutics, Inc., a Delaware corporation, and the Investors (the “Exchange Agreement”).

The Company and the Investors hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Exchange Agreement shall have the meanings given such terms in the Exchange Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Additional Registration Statement” shall have the meaning set forth in Section 2(a).

“Advice” shall have the meaning set forth in Section 6(c).

“Business Day” means any day (other than Saturday or Sunday) on which banking institutions in the State of New York are not authorized or obligated by law to close.

“Closing” shall have the meeting set forth in the Stock Purchase Agreement.

“Commission Guidance” means any comments, requirements or requests received by the Company from the Commission in connection with a Registration Statement.

“Common Stock” means the common stock, $0.001 par value, of the Company.

“Effective Date” means the date that a Registration Statement filed pursuant to Section 2(a) is first declared effective by the Commission.

“Effectiveness Date” means, with respect to a Registration Statement, the 30th calendar day following the date that the applicable Registration Statement is filed (or, in the event of a “full review” by the Commission, the 60th calendar day following the date that the applicable Registration Statement is filed); provided, however, that in the event that the Company is notified by the Commission that such Registration Statement will not be reviewed or is no longer subject to further review and comment, the Effectiveness Date shall be the third Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required in this definition.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Filing Date” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the 20th calendar day following the Exchange Date and (ii) with respect to any Additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the date on which the Company was required to file such Additional Registration Statement pursuant to the terms of this Agreement.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Losses” shall have the meaning set forth in Section 5(a).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), all amendments and supplements to the Prospectus, including post-effective amendments, and any free writing prospectus related to the offering of any Registrable Securities covered by such Registration Statement, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Shares; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) such Registrable Securities become eligible for resale without restriction pursuant to Rule 144.

“Registration Statement” means a registration statement or registration statements required to be filed in accordance with Section 2(a), including the applicable Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statements.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Shares” means the shares of Common Stock issuable to the Investors pursuant to the Exchange Agreement.

“Stock Purchase Agreement” means the Stock Purchase Agreement of even date hereof, among the Company, Eagle Acquisition Merger Sub, Inc., the Investors and certain other parties thereto.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market or (ii) if the Common Stock is not listed or quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of NASDAQ, The New York Stock Exchange, The NYSE MKT or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

2. Registration.

(a) On or prior to the Filing Date, the Company shall prepare and file with the Commission under the Securities Act an initial Registration Statement covering the resale of all of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. Without limiting the Company’s obligations hereunder, in the event the number of shares available under the initial Registration Statement does not cover all of the Registrable Securities, (including due to Commission Guidance; provided that the Company shall use its reasonable best efforts to obtain the registration of all of the Registrable Securities in accordance with Commission Guidance) the Company shall amend such Registration Statement (if permissible), or file with the Commission a new Registration Statement (an “Additional Registration Statement”), or both, so as to cover all Registrable Securities as of the Trading Day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than five (5) Trading Days after the necessity therefor arises. Any Registration Statement shall be on Form S-3 (or any successor form) and shall contain “Plan of Distribution” language approved by the Holders of a majority of the Registrable Securities or their designated counsel. The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act not later than the Effectiveness Date, and shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the date which is the earlier of (i) such time as all of the Registrable Securities have been publicly sold by the Holders, and (ii) such time as all of the Registrable Securities may be sold without restriction pursuant to Rule 144(d) (or successor rule) under the Securities Act (the “Effectiveness Period).

(b) No later than the first Business Day after a Registration Statement filed pursuant to Section 2(a) becomes effective, the Company will file with the Commission the final Prospectus included therein pursuant to Rule 424.

(c) At least four (4) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor with respect to such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(d) If: (i) a Registration Statement is not filed on or prior to its required Filing Date, or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated under the Securities Act, within three Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) the Company fails to use its reasonable best efforts to cause each Registration Statement to become effective by the Effectiveness Date, or (iv) after the Effective Date of any Registration Statement, the Holders are otherwise not permitted to utilize the Prospectus therein to resell their Registrable Securities for more than fifteen (15) consecutive calendar days or more than an aggregate of thirty-five (35) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iii), the date on which such Event occurs, and for purpose of clause (ii) the date on which such three Trading Day period is exceeded, and for purpose of clause (iv) the date on which such fifteen (15) or thirty-five (35) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Investors may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the aggregate principal amount of the Notes held by such Holder immediately prior to the Effective Time; provided, however, that the Company shall not be required to pay partial liquidated damages to such Holder under this Section in an aggregate amount (excluding interest paid thereon) in excess of 5% of the aggregate principal amount of the Notes held by such Holder immediately prior to the Closing. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven Trading Days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holders, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

3. Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than four Trading Days prior to the filing of a Registration Statement or any related Prospectus (including any amendment or supplement thereto (but not including any Exchange Act filing or any amendment or supplement to a registration statement that is not related to the Registrable Securities) and any free writing prospectus), the Company shall furnish to the Holders and their designated counsel for review and comment copies of such document and the Company shall not file any such document with the Commission to which the Holders of a majority of the Registrable Securities or their designated counsel reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than three Trading Days after the Holders have been so furnished copies of such documents.

(b)    (i) Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed with the Commission pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to such Registration Statement or any amendment thereto and, as promptly as reasonably possible provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that would not result in the disclosure to the Holders of material and non-public information concerning the Company; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to such Registration Statement and the disposition of all Registrable Securities covered by each Registration Statement.

(c) Notify the Holders as promptly as reasonably possible (and, in the case of (i)(A) below, not less than four Trading Days prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one Trading Day following the day (i)(A) when a Prospectus (including any Prospectus supplement or free writing prospectus) or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement; and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(e) Furnish to each Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Person (including those previously furnished) promptly after the filing of such documents with the Commission; provided, that any such item which is available on the EDGAR system (or any successor thereto) need not be furnished in physical form.

(f) Promptly deliver to each Holder, without charge, as many copies of each Prospectus (including each amendment or supplement thereto and each free writing prospectus) as such Persons may reasonably request. Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus (including each amendment or supplement thereto and each free writing prospectus) by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus (including any amendment or supplement thereto and any free writing prospectus).

(g) Prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of all jurisdictions within the United States as any Holder reasonably requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(h) If requested by a Holder in writing, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to each Registration Statement, which certificates shall be free, to the extent permitted by the Exchange Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may request.

(i) Upon the occurrence of any event contemplated by Section 3(c)(v), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference or a free writing prospectus, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Within one (1) Trading Day after a Registration Statement that covers applicable Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with a copy to the Investor) confirmation that such Registration Statement has been declared effective by the Commission.

4. Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, and (B) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing Prospectuses if the printing of prospectuses is reasonably requested by the Holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company and fees and disbursements of one counsel for the Holders to review the Registration Statement, Prospectus and any amendments or supplements thereto (not to exceed $10,000 in the aggregate), and (v) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange. In no event shall the Company be responsible for any broker or similar commissions of any Holder or, except as set forth in under (iv) above, any legal fees or other costs of the Holders.

5. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, agents, investment advisors, partners, members and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus (including any amendment or supplement thereto or any free writing prospectus) or any preliminary prospectus, or arising out of or relating to (i) any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, in light of the circumstances under which they were made) not misleading or (ii) any violation by the Company of the Securities Act, the Exchange Act, any other law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement, except to the extent, but only to the extent, that (A) such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in such Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (B) in the case of an occurrence of an event of the type specified in Section 3(c), the Holder uses an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(c). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon (i) such Holder’s failure to comply with the prospectus delivery requirements of the Securities Act or (ii) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus (including any amendment or supplement thereto or any free writing prospectus) or any preliminary prospectus, or arising out of or relating to any omission of a material fact required to be stated therein (in the case of any Prospectus, in light of the circumstances under which they were made) or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of

Prospectus or in any amendment or supplement thereto. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) Contribution. If a claim for indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise) or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of fraud by such Holder.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying parties may have to the Indemnified Parties.

6. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder, of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.

(c) Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(c), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(d) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Holders of a majority in interest of the Registrable Securities. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(e) Notices. Any notice to be given by any party to this Agreement shall be given in writing and may be effected by facsimile, personal delivery, overnight courier, e-mail or sent by certified, United States Mail, postage prepaid, addressed to the relevant party hereto at the address or facsimile number set forth below. The date of service for any notice sent in compliance with the requirements of this Section 6(e) shall be (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, (iii) one day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding Business Day after transmission by facsimile.

For the Company:	Spectrum Pharmaceuticals, Inc. 11500 South Eastern Avenue, Suite 240 Henderson, Nevada 89052 Attention: Rajesh C. Shrotriya, M.D. Facsimile: (702) 260-7405

With a copy to:	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 Attention: Shivbir S. Grewal Facsimile: (949) 725-4100

For the Investors:	Deerfield Private Design Fund, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark Facsimile: (212) 573-8111

With a copy to:	Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 Attention: Elliot Press Facsimile: (212) 940-8776

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of each Holder. Each Holder may assign its respective rights hereunder with the consent of the Company; provided, however, that the rights of Deerfield International hereunder may be assigned to Deerfield Special Situations International Master Fund, L.P. without such consent.

(g) Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed and delivered in any number counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

(h) Applicable Law; Consent to Jurisdiction. (i) As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of New York without regard to its choice or conflicts of laws principles.

(ii) The parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, shall be brought exclusively in the state and federal courts sitting in The City of New York, Borough of Manhattan. With respect to any such claims, controversies or disputes, each of the Parties hereby irrevocably:

(1) submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

(2) waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6(h), (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and

(3) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(h).

(4) Notwithstanding the foregoing in this Section 6(h), a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(i) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(j) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(k) Effect of Headings. The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:
Title:

INVESTORS:

DEERFIELD PRIVATE DESIGN FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:
Name:
Title:

DEERFIELD SPECIAL SITUATION FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:
Name:
Title:

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:
Name:
Title:

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:
Name:
Title: